Notice of Restricted Stock Unit Award Granted Under the
Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan

Award Recipient:	[NAME]
Award:	[NUMBER] restricted stock units (“RSUs”) under the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (as amended from time to time, the “2017 Plan”). Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2017 Plan.
Grant Date:	[DATE] (the “Grant Date”)
Vesting Schedule:	Subject to your continued employment with Angi Inc. or and of its Subsidiaries, your RSU award shall, subject to the provisions of the 2017 Plan, [VESTING SCHEDULE; MUST BE AT LEAST ONE YEAR FROM GRANT DATE UNLESS FALLS WITHIN EXCEPTION IN PLAN].
Impact of a Termination of Employment:	Except as otherwise provided in the 2017 Plan or the attached Terms and Conditions, upon a termination of your employment or your resignation for any reason, any and all unvested RSUs then underlying your RSU award will be forfeited and canceled in their entirety.
Terms and Conditions:
Your RSU award is subject to the attached Terms and Conditions and to the 2017 Plan, which are incorporated herein by reference. Copies of these documents are also available upon request from Angi Inc. Human Resources.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your RSU award.

Terms and Conditions for Restricted Stock Unit Award Granted Under the
Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan
Overview
These Terms and Conditions apply to your award of restricted stock units (the “Award”) granted pursuant to Section 7 of the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (as amended from time to time, the “2017 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”).
ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN 2017 PLAN.

Continuous Service
In order for your Award to vest, you must be continuously employed by Angi Inc. (“ANGI”) or any of its Subsidiaries during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the 2017 Plan shall confer upon you any right to continue in the employ or service of ANGI or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.
Vesting
Subject to these Terms and Conditions and the 2017 Plan, the restricted stock units (“RSUs”) in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.
Termination of Employment
Except as set forth in your Award Notice or below, upon any termination of your employment with ANGI or any of its Subsidiaries during the Restriction Period for any reason (including, for the avoidance of doubt, due to your death or Disability) any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such event.
If your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause, then all unvested RSUs then underlying your Award shall be forfeited and canceled in their entirety. In addition, if following any termination of your employment for any reason, ANGI becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that: (i) constituted fraud (financial or otherwise) or (ii) would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to ANGI and/or any of its Affiliates (the “Underlying Event”), then: (x) all RSUs then underlying your Award (whether or not vested) that remain outstanding shall be forfeited and canceled in their entirety and (y) if any portion of the RSUs underlying your Award vested after the Underlying Event, then ANGI shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to ANGI, any and all value received upon such vesting(s). This remedy shall be without prejudice to, or waiver of, any other remedies ANGI, its Subsidiaries and/or its Affiliates may have in such event.
Settlement
Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period (but no later than the March 15 following the calendar year in which the vesting date occurs), such RSUs shall be settled. For each RSU settled, ANGI shall: (i) if you are employed within the United States, issue one share of Common Stock for each RSU vesting or (ii) if you are employed outside of the United States, pay (or cause to be paid) to you a cash amount equal to the Fair Market Value of one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ANGI shall be entitled to hold the shares or cash issuable to you upon settlement of all RSUs that have vested until ANGI (or the agent selected by ANGI to administer the 2017 Plan (the “Agent”)) has received from you: (x) a duly executed Form W-9 or W-8, as applicable, or (y) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.
Taxes and Withholding
No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ANGI, its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ANGI’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to ANGI (or make arrangements satisfactory to ANGI regarding the payment of) any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.
Adjustment in the Event of Change in Stock; Change in Control
Adjustment in the Event of Change in Stock. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization or similar event affecting the capital structure of ANGI, or a Disaffiliation, separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property (each, a “Share Change”), the Committee or the Board shall, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of Shares or other securities subject to your RSUs. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of ANGI’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation) or similar event affecting ANGI or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of Shares or other securities subject to your RSUs. The determination of the Committee regarding any such adjustments will be final and conclusive and need not be the same for all RSU award recipients.
Change in Control. The vesting of your Award will not be accelerated upon a Change in Control of ANGI. However, in the event that you cease to be employed by ANGI or its Subsidiaries during the two (2) year period following a Change in Control of ANGI as a result of a termination of your employment other than for Cause or Disability or your resignation for Good Reason, then all unvested RSUs then underlying your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the business or Subsidiary of ANGI that employs you or for which you are performing services at the time of such Disaffiliation shall be considered a Termination of Employment (not a Change in Control of ANGI) and shall be governed by the applicable provisions of the 2017 Plan and the provisions set forth under the caption “Termination of Employment” above; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of Shares or other securities underlying the RSUs.
Non-Transferability of the RSUs
Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
No Rights as a Stockholder
Except as otherwise specifically provided in these Terms and Conditions, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the shares underlying your RSUs).
Dividends and Dividend Equivalents
If ANGI declares and pays cash dividends with respect to its Shares while any RSUs are outstanding, then ANGI shall credit, as of each dividend payment date, a dollar amount of dividend equivalents to your account. The dollar amount of the dividend equivalents credited shall be determined by multiplying the number of RSUs credited to your account pursuant to the Award as of the dividend record date times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying RSUs to which the dividend equivalents relate vest and are settled, as provided in these Terms and Conditions. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on RSUs that are forfeited in accordance with this Agreement shall also be forfeited.
Other Restrictions
The RSUs underlying your Award shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law and/or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of such shares of Common Stock, then in any such event, your Award shall not be effective unless such listing, registration, qualification, consent and/or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
Conflicts and Interpretation
In the event of any conflict between these Terms and Conditions and the 2017 Plan, the 2017 Plan shall control; provided, however, that any action or provision that is permissive under the terms of the 2017 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2017 Plan shall govern, including (without limitation) the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2017 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2017 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2017 Plan. In the event of any (i) conflict between your Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)) and ANGI’s books and records or (ii) ambiguity in the Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)), ANGI’s books and records shall control.
Amendment
ANGI may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, Nasdaq or stock exchange rules, tax rules or accounting rules.
Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ANGI, its Subsidiaries and/or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the 2017 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the 2017 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ANGI, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
Section 409A of the Code
Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Accordingly, if any amounts or benefits payable in respect of your Award are: (i) payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of: (x) the first day of the seventh month following your termination of employment or (y) your death.
In no event shall ANGI be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.